[ CALYPTE BIOMEDICAL CORPORATION LETTERHEAD ]          NEWS RELEASE

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5000 Hopyard Rd., Suite 480, Pleasanton, CA 94588
www.calypte.com

Company Contact:                               Investor Relations Contact:

Richard George, President and CEO              Tim Clemensen,

(925) 730-7200                                 Rubenstein Investor Relations

email:rgeorge@calypte.com                      Phone: (212) 843-9337
                                               email:tclemensen@rubensteinir.com


                 Calypte Biomedical Announces Restructuring Plan
              Company to Focus On Incidence and Rapid Test Products


Pleasanton, CA - April 21, 2005 - Calypte Biomedical Corporation (AMEX:HIV) today announced actions being taken under a restructuring plan approved by the Board of Directors to focus its efforts on its rapid test and blood-based incidence test products. As a result of implementing this plan, Calypte expects to reduce its labor force and overhead costs.

Beginning May 1, 2005, Calypte will significantly reduce its U.S. workforce, with the majority of positions being eliminated at the Company's Rockville, Maryland facility. Once fully realized, headcount is expected to decrease by approximately 66% from 65 employees to 20-25 employees. As a result, the Company expects its operating expenses to decrease by approximately 50% from the 2004 burn rate of over $1 million per month and $12.8 million per year to less than $7 million per year.

Under the restructuring plan, Calypte will consolidate its U.S. manufacturing, administrative, and R&D operations into one site in the Portland, Oregon area, where the majority of the R&D staff is currently based.

Dr. J. Richard George, President and CEO said, "This has been a very difficult decision. The employees of Calypte have been an extremely dedicated and gifted group of people who have worked tirelessly in getting us to where we are today. Nonetheless, I have an obligation to our stockholders, and the opportunities that I see emerging globally from the rapid test platform and incidence test compel me make a tough decision about how and where to allocate our resources."

Dr. George added, "Our EIA and Western Blot product lines are strong diagnostic tools with reliable customers that focus on a distinct opportunity in the HIV market, however going forward we see considerable near-term international growth opportunities in the rapid HIV and BED Incidence testing markets. Our decision to restructure is in keeping with our objective to distribute our resources towards our future; the rapid HIV testing platform and BED Incidence test."
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"In the course of the coming quarters, Calypte intends to launch products in
Africa, China, and other parts of Asia. We are conducting clinical trials to initiate the regulatory processes in these territories and plan to supply them through manufacturing arrangements in place in Thailand and in process in China."

Dr. George concluded, "I trust that all stockholders will understand that this plan is intended to extract the highest value from our technology and intellectual property. We believe our restructuring plan will allow us to more efficiently and economically focus on productivity and profitability."

Richard Brounstein, Executive Vice President and Chief Financial Officer said, "This initiative allows Calypte to focus its capital resources on the global launch of its rapid product line, the products that we believe represent a compelling opportunity. Calypte's administrative team plans to maintain the company's internal controls and corporate governance standards throughout the transition to a new staff in Portland and will ensure a seamless conversion throughout this process."

In conjunction with the restructuring, Calypte has entered into a non-binding letter of intent to sell its urine EIA, serum Western Blot and urine Western Blot HIV in vitro diagnostic business. The terms of the sale are currently being negotiated and the Company expects to execute a definitive agreement during the current quarter.

About Calypte Biomedical:
Calypte Biomedical Corporation is a US-headquartered healthcare company focused on the development and commercialization of diagnostic testing products for the detection of sexually transmitted diseases. Calypte specializes in novel tests such as the HIV-1 BED Incidence EIA and is engaged in developing new diagnostic test products for the rapid detection of HIV and other sexually transmitted diseases, several of which do not require blood samples. Calypte believes that there is a significant need for rapid detection of such diseases globally to control their proliferation, particularly in lesser-developed countries, which lack the medical infrastructure to support laboratory-based testing. Calypte believes that testing for HIV and other sexually transmitted infectious diseases may make important contributions to public health, and could increase the likelihood of treating those with undetected HIV and other sexually transmitted diseases.

Statements in this press release that are not historical facts are forward-looking statements within the meaning of the Securities Act of 1933, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, the Company's ability to obtain additional financing, if and as needed, and access funds from its existing financing arrangements that will allow it to continue its current and future operations and whether demand for its test products in domestic and international markets will generate sufficient revenues to achieve positive cash flow and profitability. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in the Company's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact the Company's success are more fully disclosed in the Company's most recent public filings with the U.S. Securities and Exchange Commission ("SEC"), including its annual report on Form 10-KSB for the year ended December 31, 2004 and its subsequent filings with the SEC.